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                                                                      EXHIBIT 11

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS



                                                  For the Year Ended December 31
                                                  ------------------------------

                                               1996            1995            1994
                                          --------------  --------------  --------------
                                          (in thousands, except share information)
PRIMARY EARNINGS PER SHARE
Shares of Common Stock:
 Weighted average shares outstanding ...      62,444,170      61,660,100      61,387,500
                                          ==============  ==============  ==============

Net income .............................    $     55,349    $     43,179    $     26,465
                                          ==============  ==============  ==============

Primary earnings per share
(pro forma 1995 and 1994) (1) ..........    $        .89    $       $.70    $        .43
                                          ==============  ==============  ==============


FULLY DILUTED EARNINGS PER SHARE
Shares of Common Stock:
 Weighted average shares outstanding ...      62,444,170      61,660,100      61,387,500
 Dilutive effect of options ............         236,517          47,730               -
 Dilutive effect of contingent shares ..         475,828         139,340               -
Fully Diluted Weighted Average
Shares Outstanding .....................      63,156,515      61,847,170      61,387,500
                                          ==============  ==============  ==============

Net income .............................    $     55,349    $     43,179    $     26,465
                                          ==============  ==============  ==============

Fully diluted earnings per share
(pro forma 1995 and 1994) (1) and (2) ..    $        .88    $        .70    $        .43
                                          ==============  ==============  ==============




(1) Information concerning pro forma earnings per share is included in Note 2, "Summary of Significant Accounting Policies," of the Notes to Financial Statements in the Company's 1996 Annual Report and is incorporated herein by reference.


(2) Fully diluted earnings per share for all years presented are not disclosed in the financial statements because the amounts are not considered dilutive under the provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share."